Exhibit 99.1

       OIL STATES INTERNATIONAL TO SELL $125 MILLION OF 2 3/8% CONTINGENT
                            CONVERTIBLE SENIOR NOTES

HOUSTON, June 15 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE:
OIS) today announced that it has agreed to sell $125 million aggregate principal amount of its 2 3/8% contingent convertible senior notes due 2025 through a placement to qualified institutional buyers pursuant to Rule 144A. The company has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $50 million aggregate principal amount of the notes. The placement of the notes is expected to close on June 21, 2005.

The notes will be senior, unsecured obligations of the Company and will bear interest at a rate of 2 3/8% per annum. The notes will mature on July 1, 2025 and may not be redeemed by the company prior to July 6, 2012. Holders of the notes may require the company to repurchase some or all of the notes on July 1, 2012, 2015 and 2020. The notes provide for a net share settlement, and therefore may be convertible, under certain circumstances, into a combination of cash, up to the principal amount of the notes, and common stock of the company, if there is any excess above the principal amount of the notes, at an initial conversion price of $31.75.

The company stated that it expects to use approximately $30 million of the net proceeds of the offering to repurchase shares of its common stock that it has agreed to purchase from the initial purchaser of the notes and the remaining portion of the net proceeds to repay its $25.0 million bridge loan and to repay approximately $66.0 million of borrowings under its senior secured credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.


SOURCE  Oil States International, Inc.
    -0-                             06/15/2005
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /